Exhibit 3.1

RESTATED CERTIFICATE OF INCORPORATION

Of

STRATASYS, INC.

It is hereby certified that:

     A. The present name of the corporation is Stratasys, Inc. (the “Corporation”), which is the name under which the Corporation was originally incorporated. The date of filing of the original certificate of incorporation of the Corporation with the Secretary of State of Delaware was August 8, 1989.

     B. The certificate of incorporation of the Corporation is hereby amended by striking out Articles First through Eighth of such Certificate (including Section (1) through (10) of Article Eighth) in their entirety and by substituting in lieu thereof new Sections 1 through 9, which are contained in the Restated Certificate of Incorporation hereinafter set forth.

     C. The provisions of the certificate of incorporation of the Corporation as heretofore amended and supplemented, and as herein amended, are hereby restated and integrated into the single instrument that is hereinafter set forth and that is entitled Restated Certificate of Incorporation of Stratasys, Inc., without any further amendments other than the amendments herein certified.

     D. The amendments and the restatement of the certificate of incorporation herein certified have been duly adopted by the stockholders of the Corporation in accordance with the provisions of sections 228, 242, and 245 of the General Corporation Law of the State of Delaware. Prompt written notice of the adoption of the amendments and of the restatement of the certificate of incorporation therein certified has been given to those stockholders who have not consented in writing thereto, as provided in Section 228 of such General Corporation Law.

     E. The certificate of incorporation of the Corporation, as amended and restated herein, shall at the effective time of this Restated Certificate of Incorporation, read as follows:

STRATASYS, INC. AND SUBSIDIARIES

RESTATED CERTIFICATE OF INCORPORATION OF

STRATASYS, INC.

     1. The name of the corporation is Stratasys, Inc. (the “Corporation”).

     2. The registered office of the Corporation within the State of Delaware is to be located c/o The Pretence-Hall Corporation System, Inc., 32 Loockerman Square, Suite L-100, Dover, Kent County, Delaware 19901. The name of its registered agent at that address is The Prentice-Hall Corporation System, Inc.

     3. The purpose of the Corporation is to conduct and promote any lawful business or purposes and to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

     4. The total number of shares of stock that the Corporation shall have authority to issue is thirty million (30,000,000) shares, all of which shall be Common Stock with a par value of $.01 per share.

     5. The personal liability of the directors of the Corporation is hereby eliminated and limited to the fullest extent permitted by the law of the State of Delaware, including Section 102(b)(7) of the Delaware General Corporation Law, as the same may be amended or supplemented. A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law or (iv) for any transaction for which the director derived an improper personal benefit.

     6. The Corporation shall, to the fullest extent permitted by the law of the State of Delaware, including Sections 102(b)(7) and 145 of the Delaware General Corporation Law, as the same may be amended or supplemented, indemnify any and all persons whom it shall have power to indemnify under such law from and against any and all of the expenses, liabilities or other matters referred to in or covered by such law. The indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any law, By-law, agreement, vote of stockholders or of disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in any other capacity while holding such office, and such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent of the Corporation and shall inure to the benefit of the heirs, executors and administrators of such a person.

STRATASYS, INC. AND SUBSIDIARIES

     7. Election of directors need not be by ballot, unless the Bylaws of the Corporation shall so provide. In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors is expressly authorized and empowered, without assent or vote of the stockholders of the Corporation, to make, alter, amend and repeal the Bylaws of the Corporation in any manner not inconsistent with the laws of the State of Delaware or this Restated Certificate of Incorporation of the Corporation.

     8. From time to time, any of the provisions of this Restated Certificate of Incorporation may be amended, altered or repealed, and other provisions authorized by the laws of the State of Delaware at that time in force may be added or inserted in the manner and at the time prescribed by said laws, and all rights at any time covered upon the stockholders of the Corporation by this Restated Certificate of Incorporation are granted subject to the provisions of such laws.

     IN WITNESS WHEREOF, I have signed this certificate as of the 28th day of October, 1994.

/s/ S. Scott Crump
S. Scott Crump
President